Exhibit 21
LANCASTER COLONY CORPORATION AND SUBSIDIARIES
SUBSIDIARIES OF REGISTRANT

State of
Name	Segment	Incorporation
Jackson Plastics Operations, Inc.*	Glassware and Candles	Ohio
Lancaster Colony Commercial Products, Inc.	Glassware and Candles	Ohio
T. Marzetti Company	Specialty Foods	Ohio
Marzetti Frozen Pasta, Inc.*	Specialty Foods	Iowa
New York Frozen Foods, Inc.*	Specialty Foods	Ohio
Sister Schubert’s Homemade Rolls, Inc.*	Specialty Foods	Alabama
The Quality Bakery Company, Inc.*	Specialty Foods	Ohio
All subsidiaries conduct their business under the names shown.

*	Indicates indirect subsidiary